Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth Street NW

Washington, DC 20036

May 12, 2015

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 917,598 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by certain shareholders of the Company (the “Selling Shareholder Shares”). (Such Registration Statement, as the same may be amended from time to time, is herein referred to as the “Registration Statement.”) The Selling Shareholder Shares are comprised of Common Shares issuable upon (i) the conversion of the Company’s outstanding 5.147% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Preferred Shares”), or (ii) the redemption of outstanding units (the “DownREIT Units”) of limited partnership interest or limited liability company interest, as the case may be, in each of (A) NVI-Avenue, LLC, (B) Route 35 Shrewsbury Limited Partnership, (C) Shrewsbury Commons L.P., (D) Sea Girt Limited Partnership, (E) 35 West, LLC and (F) Federal Realty Partners L.P. (such entities in items (A) through (F), collectively the “DownREIT Entities”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Selling Shareholder Shares have been duly authorized and, upon (i) conversion of the Preferred Shares into Common Shares in accordance with the Articles Supplementary establishing and fixing the rights and preferences of the Preferred Shares and (ii) redemption of the DownREIT Units for Common Shares in accordance with the agreement of limited partnership or operating agreement, as applicable, of each of the DownREIT Entities, will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Selling Shareholder Shares, the Registration Statement will be effective under the Act, (b) at the time of issuance, the Company has a sufficient number of authorized but unissued Common Shares under the Declaration of Trust of the Company, as amended and corrected, and (c) the Company’s Board of Trustees shall not have rescinded or otherwise modified the authorization of the Selling Shareholder Shares.

This opinion is limited to matters governed by the law of the State of Maryland.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

2